Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sanders Morris Harris Group Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-72325, 333-37326 and 333-99859) on Form S-8 and (Nos. 333-122973, 333-126672, 333-134448, and 333-140506) on Form S-3 of our reports dated March 16, 2007 with respect to the consolidated balance sheet of Sanders Morris Harris Group Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Sanders Morris Harris Group Inc.

As described in note 2, the Company has restated the consolidated financial statements as of and for the years ended December 31, 2005 and 2004.

As described in note 1, the Company changed its method for accounting for stock-based compensation in 2006.

/s/ KPMG LLP
KPMG LLP

Houston, Texas
March 16, 2007